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                                  EXHIBIT 99.13


Diodes Incorporated

FOR IMMEDIATE RELEASE

Diodes, Inc. Announces Conference Call To Discuss Q3 Financial Results

Westlake Village, California - October 23, 2000 - Diodes Incorporated (Nasdaq:
DIOD), a leading manufacturer and supplier of high quality discrete semiconductors, primarily to the communications, computing, electronics and automotive industries, today announced it will host its first ever conference call at 9 a.m. PST (12 noon EST) on Monday, October 30th to discuss record third-quarter 2000 earnings.

Joining C.H. Chen, President and CEO of Diodes, Inc., will be Mark King, Vice President of Sales and Marketing, and Carl Wertz, Chief Financial Officer. The Company plans to distribute its earnings announcement on Business Wire that same day at 5 a.m. PST (8 a.m. EST).

The call will be broadcast live on the Internet and can be accessed by all interested parties at www.vcall.com. To listen to the live call, go to the Website at least 15 minutes before the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the Vcall Website for 90 days.

About Diodes Incorporated
Diodes, Inc. (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, primarily to manufacturers in the communications, computer, electronics and automotive industry. The Company's Far East subsidiaries, Diodes-China and Diodes-Taiwan, manufacture products for sale to North America and Asia. Diodes-China focuses on surface-mount devices destined for wireless devices, notebook computers, pagers, PCMCIA cards and modems, among others, while Diodes-Taiwan focuses on products destined for a broad base of end products. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the introduction of and customer reception to new products; the Company's ability to maintain customer and vendor relationships; technological advancements; impact of competitive products and pricing; growth in targeted markets; risks of foreign operations; and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source:  Diodes Incorporated
CONTACT: Crocker Coulson, Account Executive, Coffin Communications Group; (818) 789-0100 e-mail: crocker.coulson@coffincg.com or Carl Wertz, Chief Financial Officer, Diodes Incorporated; (805) 446-4800

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent to Investor Relations, Diodes Incorporated, 3050 E. Hillcrest Drive, Westlake Village, CA 91362, or they may be e-mailed to: diodes-fin@diodes.com.


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